Exhibit 99.1

For Immediate Release

Redpoint Bio Signs Multi-Year Research & Development Collaboration and Licensing Agreement with Givaudan

Redpoint Bio and Givaudan to Collaborate on the Discovery and Development of Novel Sweetness
and Savory Enhancers and Bitter Blockers for the Food and Beverage Industry

Cranbury, New Jersey,  March 27, 2007 — Redpoint Bio Corporation, a company developing compounds to improve the taste of pharmaceutical, food and beverage products, today announced that it has signed a multi-year research and development collaboration and licensing agreement with Vernier, Switzerland-based Givaudan (VTX:GIVN.VX), the world’s leading company in the flavors and fragrances industry, to discover and develop novel sweetness and savory enhancers, as well as bitter blocker compounds, for use in the food and beverage industry.  Redpoint Bio Corporation is a wholly owned subsidiary of Robcor Properties, Inc. (OTCBB:RBCR).

Under terms of the agreement, Redpoint Bio will receive an upfront payment of $1.3 million and research funding over the initial 3.5 year term of the agreement, of up to $11.6 million. Redpoint Bio will also be eligible to receive milestone payments of up to $2.5 million as well as royalty payments based on global sales of Givaudan products that contain flavor systems incorporating compounds developed under the collaboration.

Ray Salemme, Ph.D., Chief Executive Officer of Redpoint Bio, stated, “We are delighted to announce this collaboration and licensing agreement with Givaudan, a world renowned leader in the food and beverage industry with deep sector knowledge and a global customer base. Givaudan represents a natural partner for us, providing strong technical synergies and outstanding regulatory and product development capabilities. With Givaudan’s support, we believe we can maximize the value of our taste modulation technology to create, commercialize and market better tasting and healthier foods and beverages.”

Bob Eilerman, Ph.D., Global Head, Research and Development for Givaudan, commented, “Our relationship with Redpoint Bio is a perfect strategic fit and should impact the taste challenges faced by the food and beverage industry. The intent is to complement our internal discovery platforms in receptor research, biotransformation and chemistry with Redpoint Bio’s proprietary taste modulation technology. We believe this comprehensive approach will yield superior results and will provide unique and valuable taste solutions.”

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Dr. Eilerman noted that Givaudan has made significant progress in developing technologies that enable the reduction of salt and sugar without compromising taste. This collaboration and licensing agreement reflects an increase in Givaudan’s ongoing investment in its taste research program and further strengthens the company’s global TasteSolutions™ for Health and Wellness program, which helps product developers overcome the taste challenges associated with healthful product formulation.

About Redpoint Bio
Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste enhancers and aversive taste blockers for the food, beverage and pharmaceutical industries. Redpoint’s food and beverage program is focused on identifying flavor enhancers that improve the taste of existing ingredients, reduce the need for excess sugar and salt, and contribute to the development of healthier, better-tasting foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

About Givaudan
Givaudan is the leading company in the flavours and fragrance industry with a vision to be the Essential Source of Sensory Innovation for the customers, driven by a mutual passion for excellence. Through unique sensory expertise and consumer insight, Givaudan provides customers with the taste and smell profiles that are key to their products’ success. Givaudan, based in Vernier, Switzerland, serves global, regional and local customers around the world. Givaudan generates sales of over CHF 4 billion, with a workforce of 9,500 and a presence in over 100 countries.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Such forward-looking statements include statements regarding potential future milestone and royalty payments.  The Company’s  actual results could differ materially from those reflected in these forward-looking statements due to among other factors, the Company’s ability to meet its obligations and milestones under its agreements with Givaudan,, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Redpoint Bio:	At Rx Communications Group (for Redpoint Bio):
Scott Horvitz	Melody Carey (investors): (917) 322-2571
Chief Financial Officer	Paula Schwartz (investors): (917) 322-2216
(609) 860-1500, ext. 207	Tina Posterli (media): (917) 322-2565
shorvitz@redpointbio.com

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